UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2026 (May 22, 2026)

SkyAI, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41355	82-3751728
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Maxess Road, Suite 124,

Melville, NY 11747

(Address of principal executive office) (Zip Code)

(631) 574-4436

(Registrants’ telephone number, including area code)

Sharps Technology, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SKYA	Nasdaq Capital Market
Common Stock Purchase Warrants	SKYAW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2026, SkyAI, Inc., a Nevada corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Arthur Levine, pursuant to which Mr. Levine was appointed as the Chief Financial Officer of the Company, effective immediately.

Mr. Levine, age 68, has been serving as the interim Chief Financial Officer of the Company since February 2026. Mr. Levine has provided fractional and interim consulting services from 2023 to 2026 to companies in various industries at various stages of growth. From March 2021 to July 2023, Mr. Levine served as the Chief Financial Officer of NextNRG, Inc (f.k.a EzFill Holdings) (NASDAQ: NXXT), a mobile fueling company. From 2014 to 2020, Mr. Levine served as the Chief Financial Officer of Sensus Healthcare (NASDAQ: SRTS), a medical device company. Mr. Levine received his Bachelor of Science degree from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Pursuant to the Agreement, Mr. Levine is entitled to (i) an annual base salary of $400,000, payable at least monthly and subject to annual review and potential increases by the Board of Directors (the “Board”) or a committee thereof and (ii) an annual cash bonus of 50% of the base salary, contingent on performance and continued employment, payable in cash by March 15 of the year following the performance year. In addition to an initial equity grant, Mr. Levine will also be eligible to receive equity-based compensation awards from time to time, as determined in the sole discretion of the Board or a committee thereof.

The Agreement contains a perpetual confidentiality covenant as well as non-competition and employee and customer non-solicitation covenants that apply during his employment with the Company and for a period of 18 months following Mr. Levine’s termination. In the event the Mr. Levine’s employment is terminated by the Company without cause or by Mr. Levine for good reason, Mr. Levine will be entitled to a lump sum severance payment equal to one (1) times Mr. Levine’s base salary and accelerated vesting of any outstanding equity awards, subject to Mr. Levine’s execution and non-revocation of a release of claims; provided that, in the event such termination occurs in connection with a change in control of the Company, in addition to the acceleration of any outstanding equity awards Mr. Levine will be entitled to a lump sum severance payment equal to three (3) times Mr. Levine’s base salary.

There are no arrangements or understandings between the Company and Mr. Levine pursuant to which Mr. Levine was appointed and there is no family relationship between or among any director or executive officer of the Company or Mr. Levine. There are no transactions, to which the Company is or was a participant and in which Mr. Levine has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The foregoing descriptions of the Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibits 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Items 1.01 is incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
10.1	Employment Agreement dated May 22, 2026, by and between Company and Arthur Levine
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SkyAI, Inc.

Dated: May 29, 2026	By:	/s/ Paul K. Danner
	Name:	Paul K. Danner
	Title:	Principal Executive Officer